EXHIBIT 23. 5

CONSENT OF HAAS PETROLEUM ENGINEERING SERVICES, INC.

We hereby consent to the references to us under the captions “Summary —Recent Developments,” “Summary Oil and Gas Data —Estimated Reserve Data,” “Risk Factors —Risks Relating to the Merger,” “Risk Factors —Risks Relating to the Combined Company After the Merger,” “Risk Factors —Risks Relating to the Oil and Gas Industry,” “Business and Properties —Internal Controls Over Preparation of Proved Reserves Estimates,” “The Merger —Background of the Merger,” “—Cano’s Reason for the Merger,” “ —Opinion of Cano’s Financial Advisor” and “Experts” in this Amendment No. 6 to Registration Statement No. 333-162652 of Resaca Exploitation, Inc.

HAAS PETROLEUM ENGINEERING SERVICES, INC.

F-0002950-Dallas, Texas

By:	/s/ Robert W. Haas
Robert W. Haas, P.E.

May 19, 2010